Exhibit 4.21
TWELFTH SUPPLEMENTAL INDENTURE
     THIS TWELFTH SUPPLEMENTAL INDENTURE (this “Twelfth Supplemental Indenture”) is entered into as of November 5, 2010, between DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation (the “Company”), having its principal place of business at 3300 Enterprise Parkway, Beachwood, Ohio 44122, and U.S. Bank National Association (as successor to U.S. Bank Trust National Association, as successor to National City Bank), a national banking association duly organized and existing under the laws of the United States, as Trustee hereunder (the “Trustee”), having its Corporate Trust Office at 100 Wall Street — Suite 1600, New York, New York 10005.
     WHEREAS, the Company and the Trustee entered into that certain Indenture, dated as of May 1, 1994 (as supplemented by a First Supplemental Indenture, dated as of May 10, 1995, by a Second Supplemental Indenture, dated as of July 18, 2003, by a Third Supplemental Indenture, dated as of January 23, 2004, by a Fourth Supplemental Indenture, dated as of April 22, 2004, by a Fifth Supplemental Indenture, dated as of April 28, 2005, by a Sixth Supplemental Indenture, dated as of October 7, 2005, by a Seventh Supplemental Indenture, dated as of August 28, 2006, by an Eighth Supplemental Indenture, dated as of March 13, 2007, by a Ninth Supplemental Indenture, dated as of September 30, 2009, by a Tenth Supplemental Indenture, dated as of March 19, 2010, and by an Eleventh Supplemental Indenture, dated as of August 12, 2010, the “Original Indenture”), relating to the Company’s senior debt securities;
     WHEREAS, pursuant to Section 901 of the Indenture, the Company and the Trustee may enter into supplemental indentures to establish the terms and provisions of a series of Securities issued pursuant to the Indenture;
     WHEREAS, pursuant to Section 301 of the Indenture, the Company and the Trustee desire to establish the terms of a series of Securities entitled the “1.75% Convertible Senior Notes due 2040” (the “Notes”); and
     WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of this instrument to establish the terms of the Notes set forth herein and have done all things necessary to make this instrument (together with the Original Indenture, the “Indenture”) a valid agreement of the parties hereto, in accordance with its terms;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Securities, the Company and the Trustee agree as follows:
ARTICLE ONE
DEFINITIONS
     Section 1.01. Definitions. Capitalized terms used in this instrument and not otherwise defined herein shall have the meanings assigned to such terms in the Original Indenture, as supplemented by the Twelfth Supplemental Indenture, or in the form of Note attached as Exhibit A hereto.

     “Additional Notes” has the meaning provided in Section 2.02 hereof.
     “Additional Shares” has the meaning specified in Section 2.10.
     “Business Day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.
     “Cash Percentage” has the meaning provided in Section 2.12 hereof.
     “Cash Percentage Notice” has the meaning provided in Section 2.12 hereof.
     “Change in Control” means the occurrence at any time any of the following events:
     (1) consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to Common Shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding Common Shares are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property;
     (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company or any majority-owned subsidiary of the Company or any employee benefit plan of the Company or such subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital shares of the Company then outstanding entitled to vote generally in elections of the Company’s directors; or
     (3) during any period of 12 consecutive months after the date of original issuance of the Notes, persons who at the beginning of such 12-month period constituted the Board of Directors of the Company, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Directors of the Company who were either members of the Board of Directors of the Company at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company.
Notwithstanding the foregoing, the occurrence of an event described in clause (1) above will not be deemed to constitute a “Change of Control” if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in the transaction or transactions consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a national securities exchange in the United States (or will be so traded immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the Notes become convertible into such shares of common stock (or depositary receipts or other certificates representing common equity interests). For the purposes of this definition, “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     “Change in Control Purchase Date” has the meaning provided in Section 2.09 hereof.
     “Change in Control Purchase Notice” has the meaning provided in Section 2.09 hereof.
     “Change in Control Purchase Price” has the meaning provided in Section 2.09 hereof.
     “Closing Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing sale price” will be the last quoted bid price for the Common Shares in the over-the-countermarket on the relevant date as reported by Pink Sheets LLC or similar organization. If the Common Shares are not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Common Shares” means common shares, $0.10 par value per share, of the Company.
     “Company” has the meaning provided in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.
     “Company Notice” has the meaning provided in Section 2.09 hereof.
     “Conversion Agent” means the office or agency designated by the Company where the Notes may be presented for conversion.
     “Conversion Date” has the meaning specified in Section 2.13 hereof.
     “Conversion Price” means, as of any date of determination, for $1,000 principal amount of Notes, the quotient of $1,000 divided by the Conversion Rate in effect as of such date, rounded to the nearest $0.01, with $0.005 rounded upward.
     “Conversion Rate” means initially 61.0361 Common Shares for each $1,000 principal amount of Notes, as the same shall be adjusted from time to time in accordance with the provisions hereof and of the Notes.
     “Daily Conversion Value” has the meaning provided in Section 2.12 hereof.
     “Daily Settlement Amount” has the meaning provided in Section 2.12 hereof.
     “Daily Share Amount” has the meaning provided in Section 2.12 hereof.

     “Daily VWAP” has the meaning provided in Section 2.12 hereof.
     “Depositary” has the meaning provided in Section 2.03 hereof.
     “Effective Date” has the meaning specified in Section 2.10.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expiration Time” has the meaning specified in Section 2.14.
     “interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes, including Special Interest, if any, payable pursuant to Section 2.19(c) hereof.
     “Indenture” has the meaning provided in the preamble of this instrument.
     “Interest Payment Date” has the meaning provided in Section 2.05 hereof.
     “Market Disruption Event” has the meaning provided in Section 2.12 hereof.
     “Merger Event” has the meaning specified in Section 2.15 hereof.
     “Notes” has the meaning provided in Section 2.01 hereof which shall be substantially in the form attached as Exhibit A hereto.
     “Observation Period” has the meaning provided in Section 2.12 hereof.
     “Purchase Date” has the meaning specified in Section 2.08.
     “Purchase Notice” has the meaning specified in Section 2.08.
     “Purchase Price” has the meaning specified in Section 2.08.
     “Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 2.07 hereof, the date fixed for such redemption in accordance with the provisions of Section 2.07 hereof.
     “Redemption Price” has the meaning provided in Section 2.07 hereof.
     “Reference Dividend” has the meaning specified in Section 2.14.
     “Reference Property” has the meaning specified in Section 2.15.
     “Regular Record Date” has the meaning provided in Section 2.05 hereof.
     “Scheduled Trading Day” has the meaning provided in Section 2.12 hereof.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Share Price” has the meaning specified in Section 2.10.

     “Special Interest” has the meaning specified in Section 2.19(c).
     “Special Interest Notice” has the meaning specified in Section 2.26.
     “Spin-Off” has the meaning specified in Section 2.14.
     “Stated Maturity” has the meaning specified in Section 2.04.
     “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which Common Shares are then traded. If the Common Shares are not so listed or traded, “Trading Day” means a “Business Day.” Notwithstanding the foregoing, for purposes of Section 2.12, the term Trading Day shall have the meaning set forth in Section 2.12.
     “Trading Price” means, with respect to the Notes on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for a $5,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Company, which may include one or more of the Underwriters or any successor to such entities. If at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, then one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of Notes from a nationally recognized securities dealer or, in the reasonable judgment of the Company, the bid quotations are not indicative of the secondary market value of the Notes, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Closing Sale Price of the Common Shares and the Conversion Rate on such determination date.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
     “Underwriters” mean J.P. Morgan Securities LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., UBS Securities LLC, KeyBanc Capital Markets Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., Daiwa Capital Markets America Inc., FBR Capital Markets & Co., ING Financial Markets LLC and RBS Securities Inc. pursuant to the Underwriting Agreement.
     “Underwriting Agreement” means the Terms Agreement, dated November 1, 2010, between the Company and the Underwriters.
ARTICLE TWO
TERMS
     Section 2.01. Title. The Notes shall constitute a series of Securities designated as the “1.75% Convertible Senior Notes due 2040” of the Company.

     Section 2.02. Aggregate Principal Amount. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is initially limited in aggregate principal amount to $350,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1203 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder; provided that the Company may from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Securities in the future (the “Additional Notes”) having the same terms and ranking equally and ratably with the Notes in all respects and with the same CUSIP number as the Notes, except for the difference in the issue price and interest accrued prior to the issue date of such Additional Notes, provided that such Additional Notes constitute part of the same issue as the Notes for U.S. federal income tax purposes. Any Additional Notes will be treated as a single series with the Notes under the Indenture and shall have the same terms as to status, redemption, repurchase, conversion and otherwise as the Notes.
     The Company or its affiliates may, to the extent permitted by applicable law, at any time purchase Notes in the open market, by tender at any price or by private agreement.
     Section 2.03. Registered Securities in Book-Entry Form. The Notes shall be issuable in the form of one or more global Securities registered in the name of The Depository Trust Company’s nominee, and shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”). The Notes may be surrendered for registration of transfer and for conversion at the office or agency of the Company (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose.
     Section 2.04. Stated Maturity of Principal. The “Stated Maturity” of the principal of the Notes shall be November 15, 2040.
     Section 2.05. Interest. The Notes shall bear interest at the rate of 1.75% per annum from November 5, 2010, or from the most recent Interest Payment Date to which interest has been paid or provided for, as the case may be, and will be payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing on May 15, 2011, until the principal thereof is paid or duly made available for payment, to the Persons in whose names such Notes are registered at the close of business on the May 1 or November 1 (whether or not a Business Day) preceding the applicable Interest Payment Date (each, a “Regular Record Date”). Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or commencing on and including November 5, 2010, if no interest has been paid) and ending on and including the day immediately preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
     If the Company shall redeem the Notes in accordance with the provisions of Section 2.07 hereof, or if a Holder shall surrender a Note for repurchase by the Company in accordance with the provisions of Section 2.08 or 2.09 hereof, subject to the next succeeding sentence, accrued and unpaid interest shall be payable to each Holder that shall have surrendered such Note for redemption or repurchase, as the case may be. However, if an Interest Payment Date shall fall on or prior to the Redemption Date, Purchase Date or Change in Control Purchase Date, as the case may be, for a Note, accrued and unpaid interest due on such Interest Payment Date shall be payable instead to the Person in whose name such Note is registered at the close of business on the related Regular Record Date.
     Section 2.06. Place of Payment. The principal of and the interest on the Notes shall be payable at the office or agency of the Company (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York in the manner specified in this Indenture.
     Section 2.07. Redemption. If, at any time prior to November 20, 2015, the Company determines it is necessary to redeem the Notes in order to preserve the Company’s status as a real estate investment trust, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior written notice by mail to the Holders of the Notes, redeem the Notes in whole or in part, for cash equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest accrued thereon to but excluding the Redemption Date (such amount, the “Redemption Price”). In such case, the Company shall provide the Trustee with an Officers’ Certificate evidencing that the Board of Directors of the Company has, in good faith, made the determination that it is necessary to redeem the Notes in order to preserve the Company’s status as a real estate investment trust. The Notes shall not otherwise be redeemable prior to November 20, 2015.
     At any time and from time to time on or after November 20, 2015, the Company may, upon not less than 30 nor more than 60 days’ prior written notice by mail to the Holders of the Notes, redeem the Notes in whole or in part, for cash equal to the Redemption Price.
     If less than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis, by lot or by such other method the Trustee considers fair and appropriate, subject, with respect to Notes that are in global form, to the rules and procedures of the Depositary. The Trustee shall make the selection at least 30 days but not more than 60 days before the Redemption Date from Outstanding Notes not previously called for redemption. Notes and portions of the principal amount thereof selected for redemption shall be in integral multiples of $1,000. The Trustee shall notify the Company promptly of the Notes or portions of the principal amount thereof to be redeemed. If the Trustee selects a portion of a Note for partial redemption and a Holder converts a portion of the same Note in accordance with the provisions of Section 2.11 hereof before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed to be from the portion selected for redemption. Notes that have been converted during a selection of Notes to be redeemed shall be treated by the Trustee as Outstanding for the purpose of such selection.
     In addition to those matters set forth in Section 1104 of the Indenture, a notice of redemption sent to the Holders of Notes to be redeemed in accordance with the provisions of the two preceding paragraphs shall state:
     (a) the name of the Paying Agent and Conversion Agent;

     (b) the then current Conversion Rate;
     (c) that Notes called for redemption may be converted at any time prior to the close of business on the second Business Day preceding the Redemption Date; and
     (d) that Holders who wish to convert Notes must comply with the procedures relating thereto specified in Section 2.13 hereof.
     Section 2.08. Repurchase at Option of Holders on Specified Dates. A Holder of Notes shall have the right to require the Company to repurchase such Holder’s Notes, in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on November 15, 2015, November 15, 2020, November 15, 2025, November 15, 2030 and November 15, 2035 (each, a “Purchase Date”) for cash equal to 100% of the principal amount of the Notes to be repurchased, plus unpaid interest accrued thereon to but excluding the Purchase Date (such amount, the “Purchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.
     On or before the 25th Business Day prior to each Purchase Date, the Company shall mail or cause to be mailed to all Holders of record on such date (and to beneficial owners as required by applicable law) a notice by first-class mail to the Trustee, any Paying Agent and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Purchase Notice (defined below) to be completed by the Holder and shall state:
     (a) the date by which the Purchase Notice must be delivered to the Paying Agent;
     (b) the Purchase Date;
     (c) the Purchase Price;
     (d) the name and address of the Trustee, the Paying Agent and the Conversion Agent;
     (e) that Notes in respect of which a Purchase Notice is provided by a Holder shall not be convertible unless such Holder validly withdraws such Purchase Notice in accordance with the provisions of this Section 2.08;
     (f) the procedures that Holders must follow to require the Company to repurchase their Notes;
     (g) that Notes must be surrendered to the Paying Agent to collect payment of the Purchase Price;
     (h) that the Purchase Price for any Note as to which a Purchase Notice has been duly given will be promptly following the later of the Purchase Date or the surrender by delivery or book-entry transfer of such Notes for repurchase;

     (i) that, unless the Company defaults in making payment of the Purchase Price, interest on Notes surrendered for repurchase will cease to accrue on and after the Purchase Date; and
     (j) the CUSIP number of the Notes.
     The Company shall also disseminate a press release containing the information specified above or publish such information in a newspaper of general circulation in New York City or on the Company’s website, or through such other public medium as the Company shall deem appropriate at such time.
     A Holder may exercise its rights specified in this Section 2.08 upon delivery of a written notice of such Holder’s exercise of its repurchase right (a “Purchase Notice”) to the Paying Agent at any time during the period beginning at the opening of business on the date that is 25 Business Days prior to the Purchase Date to the close of business on the fourth Business Day prior to the Purchase Date, stating:
     (a) if such Notes are in certificated form, the certificate number(s) of the Notes which the Holder will deliver to be repurchased;
     (b) the portion of the principal amount of the Notes to be repurchased, in multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and
     (c) that such Note shall be repurchased pursuant to the applicable provisions hereof and of the Notes.
     The Paying Agent shall promptly notify the Company in writing of the receipt by it of any Purchase Notice.
     Book-entry transfer of Notes in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Notes in certificated form (together with all necessary endorsements) to the Paying Agent on or after the Purchase Date at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Purchase Price therefor. Holders electing to require the Company to repurchase Notes must effect such transfer or delivery to the Paying Agent prior to the Purchase Date to receive payment of the Purchase Price on the Purchase Date. The Company shall pay the Purchase Price promptly following the later of the Purchase Date or the time of such transfer or the delivery of the Notes.
     A Purchase Notice may be withdrawn in whole or in part by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the fourth Business Day prior to the Purchase Date specifying:
     (a) the Holder’s name;
     (b) the principal amount of Notes in respect of which the Purchase Notice is being withdrawn, which must be an integral multiple of $1,000;

     (c) if the Notes subject to the notice of withdrawal are in certificated form, the certificate number(s) of all Notes subject to the notice of withdrawal; and
     (d) the principal amount of Notes, if any, that remains subject to the Purchase Notice, which must be an integral multiple of $1,000.
     If Notes subject to the notice of withdrawal are in book-entry form, the above notices must also comply with the applicable procedures of the Depositary.
     On or before 10:00 a.m. (New York City time) on the Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Purchase Price of the Notes to be repurchased pursuant to this Section 2.08. If the Paying Agent holds, in accordance with the terms of this Indenture, money sufficient to pay the Purchase Price of such Notes on the Purchase Date, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue and all rights of the Holders of such Notes shall terminate (other than the right to receive the Purchase Price after delivery or transfer of the Notes). Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.
     Notwithstanding the foregoing, no Notes may be repurchased by the Company in accordance with the provisions of this Section 2.08 if there has occurred and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Purchase Price).
     To the extent legally required in connection with a repurchase of Notes, the Company shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act. The Company shall comply with all other federal and state securities laws in connection with any offer by it to repurchase the Notes. To the extent the then applicable requirements under any federal or state securities laws, including Rule 13e-4 and the other tender offer rules under the Exchange Act, conflict with the terms of the Notes, the applicable requirements under such federal and state securities laws shall control.
     The Company may arrange for a third party to purchase Notes for which the Company has received a valid Purchase Notice that has not been properly withdrawn, in the manner and otherwise in compliance with the requirements set forth herein and in the Notes. If a third party purchases any Notes under such circumstances, then interest will continue to accrue on the Notes and such Notes will continue to be Outstanding after the Purchase Date for all purposes of the Indenture and will be fungible with all other Notes then Outstanding. The third party subsequently may resell those purchased Notes to other investors.
     Section 2.09. Repurchase at Option of Holders upon a Change in Control. If a Change in Control occurs prior to the Stated Maturity, a Holder of Notes shall have the right to require the Company to repurchase such Holder’s Notes, in whole or in part (in principal amounts of $1,000 or an integral multiple thereof) for cash equal to 100% of the principal amount of the

Notes to be repurchased, plus unpaid interest accrued thereon to but excluding the Change in Control Purchase Date (such amount, the “Change in Control Purchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.
     Within 20 days after the occurrence of a Change in Control, the Company shall mail a written notice of the particular Change in Control and of the repurchase right arising as a result of such Change in Control (the “Company Notice”) by first-class mail to the Trustee, any Paying Agent and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Change in Control Purchase Notice (defined below) to be completed by the Holder and shall state:
     (a) briefly, the events causing a Change in Control and the date of such Change in Control;
     (b) the date by which the Change in Control Purchase Notice must be delivered to the Paying Agent;
     (c) the date on which the Company will repurchase Notes upon a Change in Control, which must be not less than 15 days nor more than 35 days after the date of the Company Notice (such date, the “Change in Control Purchase Date”);
     (d) the Change in Control Purchase Price;
     (e) the name and address of the Trustee, the Paying Agent and the Conversion Agent;
     (f) that Notes in respect of which a Change in Control Purchase Notice is provided by a Holder shall not be convertible unless such Holder validly withdraws such Change in Control Purchase Notice in accordance with the provisions of this Section 2.09;
     (g) that Notes must be surrendered to the Paying Agent to collect payment of the Change in Control Purchase Price;
     (h) that the Change in Control Purchase Price for any Note as to which a Change in Control Purchase Notice has been duly given will be paid promptly following the later of the Change in Control Purchase Date or the time at which such Notes are surrendered for repurchase;
     (i) that, unless the Company defaults in making payment of the Change in Control Purchase Price, interest on Notes surrendered for repurchase will cease to accrue on and after the Change in Control Purchase Date; and
     (j) the CUSIP number of the Notes.
     The Company shall also disseminate a press release announcing the occurrence of such Change in Control or publish such information in a newspaper of general circulation in The City of New York or on the Company’s website, or through such other public medium as the Company shall deem appropriate at such time.
     A Holder may exercise its rights specified in this Section 2.09 upon delivery of a written notice of such Holder’s exercise of its repurchase right (a “Change in Control Purchase Notice”) to the Paying Agent at any time prior to the close of business on the fourth Business Day prior to the Change in Control Purchase Date, stating:
     (a) if such Notes are in certificated form, the certificate number(s) of the Notes which the Holder will deliver to be repurchased;
     (b) the portion of the principal amount of the Notes to be repurchased, in multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and
     (c) that such Note shall be repurchased pursuant to the applicable provisions hereof and of the Notes.
     The Paying Agent shall promptly notify the Company in writing of the receipt by it of any Change in Control Purchase Notice.
     Book-entry transfer of Notes in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Notes in certificated form (together with all necessary endorsements) to the Paying Agent on or after the Change in Control Purchase Date at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor. Holders electing to require the Company to repurchase Notes must effect such transfer or delivery to the Paying Agent prior to the Change in Control Purchase Date to receive payment of the Change in Control Purchase Price on the Change in Control Purchase Date. The Company shall pay the Change in Control Purchase Price promptly following the later of the Change in Control Purchase Date or the time of book-entry transfer or the delivery of the Notes.
     A Change in Control Purchase Notice may be withdrawn in whole or in part by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the fourth Business Day prior to the Change in Control Purchase Date specifying:
     (a) the Holder’s name;
     (b) the principal amount of Notes in respect of which the Change in Control Purchase Notice is being withdrawn, which must be an integral multiple of $1,000;
     (c) if the Notes subject to the notice of withdrawal are in certificated form, the certificate number(s) of all Notes subject to the notice of withdrawal; and
     (d) the principal amount of Notes, if any, that remains subject to the Change in Control Purchase Notice, which must be an integral multiple of $1,000.

     If Notes subject to the notice of withdrawal are in book-entry form, the above notices must also comply with the applicable procedures of the Depositary.
     On or before 10:00 a.m. (New York City time) on the Change in Control Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Change in Control Purchase Price of the Notes to be repurchased pursuant to this Section 2.09. If the Paying Agent holds, in accordance with the terms of this Indenture, money sufficient to pay the Change in Control Purchase Price of such Notes on the Change in Control Purchase Date, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue and all rights of the Holders of such Notes shall terminate (other than the right to receive the Change in Control Purchase Price after delivery or transfer of the Notes). Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.
     Notwithstanding the foregoing, no Notes may be repurchased by the Company in accordance with the provisions of this Section 2.09 if there has occurred and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Change in Control Purchase Price).
     To the extent legally required in connection with a repurchase of Notes, the Company shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act. The Company shall comply with all other federal and state securities laws in connection with any offer by it to repurchase the Notes. To the extent the then applicable requirements under any federal or state securities laws, including Rule 13e-4 and the other tender offer rules under the Exchange Act, conflict with the terms of the Notes, the applicable requirements under such federal and state securities laws shall control.
     The Company may arrange for a third party to purchase Notes for which the Company has received a valid Change in Control Purchase Notice that has not been properly withdrawn, in the manner and otherwise in compliance with the requirements set forth herein and in the Notes. If a third party purchases any Notes under such circumstances, then interest will continue to accrue on the Notes and such Notes will continue to be Outstanding after the Change in Control Purchase Date for all purposes of the Indenture and will be fungible with all other Notes then Outstanding. The third party subsequently may resell those purchased Notes to other investors.
     Section 2.10. Make Whole Amount. If the Effective Date (as defined below) of a Change in Control occurs prior to November 20, 2015 as a result of a transaction or event described in clauses (1) or (2) of the definition of Change in Control and a Holder elects to convert its Notes in connection with such Change in Control pursuant to Section 2.11(d) hereof, the Company shall increase the applicable Conversion Rate for such Notes surrendered for conversion by a number of additional Common Shares (the “Additional Shares”) as specified below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such a Change in Control if the notice of conversion of the Notes is received by the Conversion Agent on any date from and including the date that is the Effective Date of such Change in Control up to and including the 30th Business Day following the Effective Date of such Change in Control.
     The number of Additional Shares will be determined by reference to the table below and is based on the date on which such Change in Control transaction becomes effective (the “Effective Date”) and the price (the “Share Price”) paid per Common Share in such Change in Control transaction. If holders of Common Shares receive only cash in a Change in Control transaction, the Share Price shall be the cash amount paid per Common Share. In all other cases, the Share Price shall be the average of the Closing Sale Prices of the Common Shares on the 10 consecutive Trading Days up to but excluding the Effective Date.
     The Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Notes is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. In addition, the number of Additional Shares will be subject to adjustment in the same manner as the Conversion Rate in accordance with the provisions of Section 2.14 hereof.
     The following table sets forth the Share Price and number of Additional Shares to be received per $1,000 principal amount of Notes:
Share Price

Effective date	$12.85	$14.00	$15.00	$16.00	$18.00	$20.00	$22.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00
11/5/2010	16.7849	14.1925	11.5928	9.6160	6.7117	4.7654	3.4339	2.1480	1.0203	0.4862	0.2162	0.0761	0.0085
11/15/2011	16.7849	14.1773	11.5456	9.4437	6.3981	4.4045	3.0771	1.8405	0.8165	0.3640	0.1481	0.0416	0.0000
11/15/2012	16.7849	13.9524	11.1382	8.9151	5.7620	3.7732	2.5064	1.3943	0.5564	0.2249	0.0789	0.0116	0.0000
11/15/2013	16.7849	13.1027	10.1071	7.7848	4.6136	2.7479	1.6575	0.8061	0.2727	0.0979	0.0257	0.0000	0.0000
11/15/2014	16.7849	11.7547	8.4396	5.9557	2.8345	1.2932	0.5858	0.1987	0.0594	0.0232	0.0016	0.0000	0.0000
11/20/2015	16.7849	10.3925	5.6306	1.4620	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact Share Prices and Effective Dates may not be set forth in the table, in which case:
     (a) if the Share Price is between two Share Price amounts in the table or the Effective Date is between two dates in the table, the Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;
     (b) if the Share Price is equal to or in excess of $50.00 per Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be delivered upon a conversion of Notes; and
     (c) if the Share Price is less than $12.85 per Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be delivered upon a conversion of Notes.

     Notwithstanding the foregoing, in no event shall the total number of Common Shares deliverable upon a conversion of Notes exceed 77.8210 shares per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 2.14 hereof.
     Section 2.11. Conversion Rights.
     Subject to the restrictions on ownership of the Common Shares as set forth in Section 2.16 hereof and to the conditions set forth herein, Holders may surrender their Notes for conversion for cash and, if applicable, Common Shares (or, at the election of the Company in accordance with the provisions of Section 2.12 hereof, cash in lieu of such Common Shares) at the applicable Conversion Rate prior to the close of business on the Business Day preceding May 15, 2040 only under the circumstances set forth in this Section 2.11. On or after May 15, 2040 until the close of business on the second Business Day preceding the Stated Maturity of the principal of the Notes, Holders may convert their Notes at any time, regardless of the circumstances set forth in this Section 2.11.
     (a) Conversion upon Satisfaction of Market Price Condition. A Holder may surrender any of its Notes for conversion during any fiscal quarter beginning after December 31, 2010 (and only during such fiscal quarter) if, and only if, the Closing Sale Price of the Common Shares for at least 20 Trading Days (whether or not consecutive) in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding fiscal quarter is more than 125% of the Conversion Price per Common Share in effect on the applicable Trading Day. The Board of Directors of the Company shall make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex-dividend date of the event occurs, during that 30 consecutive Trading Day period.
     (b) Conversion upon Satisfaction of Trading Price Condition. A Holder may surrender any of its Notes for conversion during the five consecutive Trading Day period following any five consecutive Trading Days in which the Trading Price per $1,000 principal amount of Notes (as determined following a reasonable request by a Holder of the Notes) was less than 98% of the product of the Closing Sale Price of the Common Shares multiplied by the Conversion Rate.
     The Trustee shall have no obligation to determine the Trading Price of the Notes unless the Company shall have requested such determination, and the Company shall have no obligation to make such request unless a Holder provides the Company with written reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the product of the Closing Sale Price of the Common Shares and the Conversion Rate, whereupon the Company shall instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price is greater than or equal to 98% of the product of the Closing Sale Price of the Common Shares and the Conversion Rate.
     Notwithstanding anything to the contrary in this Twelfth Supplemental Indenture (including, but not limited to, the definition of Trading Price or this Section 2.11 hereof), the sole method by which the Trustee shall determine the Trading Price shall be by the appointment by the Trustee, at the cost and expense of the Company, of a bid solicitation agent that shall be an independent nationally recognized investment banking firm to determine the Trading Price as required by this Twelfth Supplemental Indenture. Such bid solicitation agent shall perform all functions and duties that may be required of the Trustee herein in connection with or related to the determination of a Trading Price. So long as the Trustee has exercised reasonable care in the appointment of such bid solicitation agent, the Trustee shall not be liable for any negligent acts or omissions, or misconduct, of such bid solicitation agent.
     (c) Conversion upon Notice of Redemption. A Holder may surrender for conversion any of the Notes called for redemption at any time prior to the close of business on the second Business Day prior to the Redemption Date, even if the Notes are not otherwise convertible at such time. The right to convert Notes pursuant to this clause (c) will expire after the close of business on the second Business Day prior to the Redemption Date unless the Company defaults in making the payment due upon redemption. A Holder may convert fewer than all of its Notes so long as the Notes converted are an integral multiple of $1,000 principal amount and the remaining principal amount of Notes is in an authorized denomination. However, if a Holder has already delivered a Purchase Notice or a Change in Control Purchase Notice with respect to a Note, such Holder may not surrender such Note for conversion until it has withdrawn such notice in accordance with the applicable provisions of Section 2.08 or 2.09 hereof, as the case may be.
     (d) Conversion upon Specified Transactions. If the Company elects to:
     (i) distribute to all holders of Common Shares rights entitling them to purchase, for a period expiring within 45 days, Common Shares at less than the Closing Sale Price of the Common Shares on the Trading Day preceding the declaration date of the distribution; or
     (ii) distribute to all holders of Common Shares assets, debt securities or certain rights to purchase securities of the Company, which distribution has a per share value exceeding 10% of the Closing Sale Price of the Common Shares on the Trading Day preceding the declaration date of such distribution, the Company shall notify the Holders of the Notes in writing at least 45 days prior to the ex-dividend date for such distribution. Following the giving of such notice, Holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day immediately prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a Holder may not exercise this right to convert if the Holder may participate, on an as-converted basis (assuming for such purposes that the Notes are convertible solely in Common Shares at the then applicable Conversion Rate), in the distribution without a conversion of Notes. The ex-dividend date is the first date upon which a sale of the Common Shares does not automatically transfer the right to receive the relevant distribution from the seller of Common Shares to its buyer.
     In addition, if the Company is party to a consolidation, merger or binding share exchange pursuant to which all of the Common Shares would be exchanged for cash, securities or other property that is not otherwise a Change in Control, a Holder may surrender Notes for conversion at any time from and including the date that is 15 Business Days prior to the Effective Date of the transaction up to and including five Business Days after the actual date of such transaction. The Company shall notify Holders as promptly as practicable following the date it publicly announces such transaction (but in no event less than 15 Business Days prior to the anticipated effective time of such transaction).
     If a Change in Control occurs as a result of a transaction described in clauses (1) or (2) of the definition of “Change in Control”, a Holder will have the right to convert its Notes at any time from and including the Effective Date of such transaction up to and including the 30th Business Day following the Effective Date of the transaction, provided that, if a Holder has already delivered a Change in Control Purchase Notice with respect to a Note, such Holder may not surrender such Note for conversion until it has withdrawn such notice in accordance with the applicable provisions of Section 2.09 hereof. The Company will notify Holders as promptly as practicable following the date that it publicly announces such Change in Control (but in no event later than five Business Days prior to the Effective Date of such Change in Control).
     (e) Conversion upon Delisting of the Common Shares. A Holder of Notes may surrender any of its Notes for conversion at any time beginning on the first Business Day after the Common Shares have ceased to be listed on a U.S. national or regional securities exchange for a 30 consecutive Trading Day period.
     Section 2.12. Conversion Settlement. Upon conversion of Notes, the Company shall pay cash up to the principal amount of such Notes and, to the extent that the conversion value (calculated in the manner set forth in this Section 2.12) exceeds the principal amount of such Notes, cash, Common Shares or a combination thereof (at the election of the Company) in respect of the excess, all as set forth in this Section 2.12.
     Upon a conversion of Notes, the Company shall deliver, in respect of each $1,000 principal amount of Notes being converted, a settlement amount equal to the sum of the Daily Settlement Amounts for each of the 30 Trading Days during the Observation Period.
     The “Daily Settlement Amount,” for each of the 30 Trading Days during the Observation Period, shall consist of:
     (a) cash equal to the lesser of (i) one-thirtieth of $1,000 and (ii) the Daily Conversion Value (defined below); and
     (b) to the extent the Daily Conversion Value exceeds one-thirtieth of $1,000, a number of Common Shares (the “Daily Share Amount”), subject to the Company’s right to pay cash in lieu of all or a portion of such Common Shares as set forth herein, equal to (i) the difference between the Daily Conversion Value and one-thirtieth of $1,000, divided by (ii) the Daily VWAP (defined below) for such Trading Day.
     By the close of business on the Scheduled Trading Day prior to the first Scheduled Trading Day of the applicable Observation Period, the Company may specify a percentage of the Daily Share Amount that will be settled in cash (the “Cash Percentage”) and the Company shall notify Holders of Notes of such Cash Percentage by notifying the Trustee (the “Cash Percentage Notice”). If the Company elects to specify a Cash Percentage, the amount of cash that the Company shall deliver in lieu of all or the applicable portion of the Daily Share Amount in respect of each Trading Day in the applicable Observation Period will equal (i) the Cash Percentage, multiplied by (ii) the Daily Share Amount for such Trading Day (assuming the Company had not specified a Cash Percentage), multiplied by (iii) the Daily VWAP for such Trading Day. The number of Common Shares deliverable in respect of each Trading Day in the applicable Observation Period will be a percentage of the Daily Share Amount (assuming the Company had not specified a Cash Percentage) equal to 100% minus the Cash Percentage. If the Company does not specify a Cash Percentage, the Company must settle the entire Daily Share Amount for each Trading Day in such Observation Period in Common Shares (plus cash in lieu of fractional shares). The Company may, at its option, revoke any Cash Percentage Notice in respect of any Observation Period by notifying the Trustee; provided that the Company revokes such notice by the close of business on the Scheduled Trading Day prior to the first Scheduled Trading Day of such Observation Period.
     “Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period, one-thirtieth of the product of (i) the applicable Conversion Rate and (ii) the Daily VWAP of the Common Shares on such Trading Day.
     “Daily VWAP” means, for each of the 30 consecutive Trading Days during the Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DDR.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     “Observation Period” with respect to any Note means:
     (i) if the relevant Conversion Date occurs prior to May 15, 2040 (other than in the case of a conversion following a notice of redemption as set forth in clause (ii) below), the 30 consecutive Trading Day period beginning on and including the second Trading Day after the Conversion Date;
     (ii) if the relevant Conversion Date occurs on or after the date of issuance of a notice of redemption in accordance with the provisions of Section 2.07 hereof but prior to the relevant Redemption Date, the 30 consecutive Trading Days beginning on and including the 32nd Scheduled Trading Day preceding such Redemption Date; and
     (iii) if the Conversion Date occurs on or after May 15, 2040, the 30 consecutive Trading Days beginning on and including the 32nd Scheduled Trading Day preceding November 15, 2040.
     For the purposes of determining payment upon conversion in accordance with the provisions of this Section 2.12, “Trading Day” means a day during which (i) trading in Common Shares generally occurs on the principal U.S. national or regional securities exchange or market on which Common Shares are listed or admitted for trading and (ii) there is no Market Disruption Event.
     “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which Common Shares are listed or admitted for trading.
     For the purposes of determining payment upon conversion in accordance with the provisions of this Section 2.12, “Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which Common Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Trading Day for Common Shares for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Common Shares or in any options, contracts or future contracts relating to Common Shares.
     The Company shall deliver the sum of the Daily Settlement Amounts for each of the 30 Trading Days during the Observation Period to converting Holders on the third Business Day following the last day of the Observation Period.
     The Company shall deliver cash in lieu of any fractional Common Share deliverable in connection with payment of the settlement amount (based on the Closing Sale Price of Common Shares on the last day of the applicable Observation Period).
     Section 2.13. Conversion Procedures. To convert Notes, a Holder must satisfy the requirements set forth in this Section 2.13.
     To convert the Notes, a Holder must (a) complete and manually sign the irrevocable conversion notice on the reverse of the Note (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent at the office maintained by the Conversion Agent for such purpose, (b) with respect to Notes which are in certificated form, surrender the Notes to the Conversion Agent, or, if the Notes are in book-entry form, comply with the appropriate procedures of the Depositary, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be the “Conversion Date.”
     Notes in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice may be converted only if such notice is withdrawn in accordance with the terms of Section 2.08 or 2.09, as the case may be.
     In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to, or upon the written order of, the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the portion of the surrendered Notes not surrendered for conversion. A Holder may convert fewer than all of such Holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

     Upon surrender of a Note for conversion by a Holder, such Holder shall deliver to the Company cash equal to the amount that the Company is required to deduct and withhold under applicable law in connection with the conversion; provided, however, if the Holder does not deliver such cash, the Company may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.
     Upon conversion of a Note, a Holder will not receive any cash payment representing accrued and unpaid interest on such Note, except as specified in the immediately following paragraph. Instead, upon a conversion of Notes, the Company will deliver to the surrendering Holder only the consideration specified in Section 2.12. Delivery of cash and Common Shares, if any, upon a conversion of Notes will be deemed to satisfy the Company’s obligation to pay the principal of the Notes and any accrued and unpaid interest thereon. Accordingly, upon a conversion of Notes, any accrued and unpaid interest will be deemed paid in full rather than cancelled, extinguished or forfeited. In no event will the Conversion Rate be adjusted to account for accrued and unpaid interest on the Notes.
     Upon the conversion of Notes, accrued interest thereon will be deemed to be paid by delivery of the consideration due to the converting Holder upon such conversion, except that Holders of Notes at the close of business on a Regular Record Date for an interest payment will receive payment of interest payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after the close of business on the applicable Regular Record Date. Notes surrendered for conversion by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Notes on such Interest Payment Date; provided, however, that no such payment shall be required to be made (1) if such Notes have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date, or (2) with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.
     Upon conversion of a Note, the Company, if it has not elected to deliver cash in lieu of Common Shares, if any, otherwise deliverable upon conversion, will pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of the Common Shares upon such conversion unless the tax is due because the Holder requests the Common Shares to be issued or delivered to a Person other than the Holder, in which case the Holder must pay the tax due prior to the delivery of such Common Shares. Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.
     A Holder of Notes, as such, shall not be entitled to any rights of a holder of Common Shares. Such Holder shall only acquire such rights upon the delivery by the Company of Common Shares, if any, in accordance with the provisions of Section 2.12 upon a conversion of Notes by a Holder.
     If a Holder converts more than one Note at the same time, the number of Common Shares, if any, issuable upon the conversion shall be based on the total principal amount of the Notes surrendered for conversion.

     The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the Notes at the applicable Conversion Rate. Any Common Shares delivered upon a conversion of Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.
     The Company shall endeavor promptly to comply with all federal and state securities laws regulating the issuance and delivery of Common Shares, if any, upon a conversion of Notes and shall cause to have listed or quoted all such Common Shares on each U.S. national securities exchange or over-the-counter or other domestic market on which the Common Shares are then listed or quoted.
     Except as set forth herein, no other payment or adjustment for interest shall be made upon conversion of Notes.
     Section 2.14. Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time as follows:
     (a) If the Company issues Common Shares as a dividend or distribution on Common Shares to all holders of Common Shares, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate in effect taking such event into account

OS0	=	the number of Common Shares outstanding immediately prior to such event

OS1	=	the number of Common Shares outstanding immediately after such event.
Any adjustment made pursuant to this clause (a) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (a) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (b) If the Company issues to all holders of Common Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Common Shares, or if the Company issues to all holders of Common Shares securities convertible into Common Shares for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per Common Share or a conversion price per Common Share less than the Closing Sale Price of the Common Shares on the Business Day preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate taking such event into account

OS0	=	the number of Common Shares outstanding immediately prior to such event

X	=	the total number of Common Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y	=	the number of Common Shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Closing Sale Prices of the Common Shares for the 10 consecutive Trading Days prior to the Business Day preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.
For purposes of this clause (b), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Shares at less than the applicable Closing Sale Price of the Common Shares, and in determining the aggregate exercise or conversion price payable for such Common Shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company. If any right, warrant, option, other security or convertible security described in this clause (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.
     (c) If the Company distributes capital shares, evidences of indebtedness or other assets or property of the Company to all holders of Common Shares, excluding:
     (i) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (a) or (b) above,
     (ii) dividends or distributions paid exclusively in cash, and
     (iii) Spin-Offs described below in this clause (c),
then the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate taking such event into account

SP0	=	the Closing Sale Price of the Common Shares on the Trading Day preceding the ex-dividend date for such distribution

FMV	=	the fair market value (as determined in good faith by the Board of Directors of the Company) of the capital shares, evidences of indebtedness, assets or property distributed with respect to each outstanding Common Share on the earlier of the record date or the ex-dividend date for such distribution.
     An adjustment to the Conversion Rate made pursuant to the immediately preceding clause shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution.
     If the Company distributes to all holders of Common Shares capital shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), the Conversion Rate in effect immediately before the close of business on the date fixed for determination of holders of Common Shares entitled to receive such distribution will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate taking such event into account

FMV0	=	the average of the Closing Sale Prices of the capital shares or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 consecutive Trading Days after the effective date of the Spin-Off

MP0	=	the average of the Closing Sale Prices of the Common Shares over the first 10 consecutive Trading Days after the effective date of the Spin-Off.
     An adjustment to the Conversion Rate made pursuant to the immediately preceding clause will occur on the 10th Trading Day from and including the effective date of the Spin-Off.
     If any such dividend or distribution described in this clause (c) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (d) If the Company pays or makes any cash dividend or distribution in respect of any of its quarterly fiscal periods (without regard to when paid) to all holders of Common Shares in an aggregate amount that, together with other cash dividends or distributions made in respect of such quarterly fiscal period, exceeds the product of $0.02 (the “Reference Dividend”) multiplied by the number of Common Shares outstanding on the record date for such distribution, the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate taking such event into account

SP0	=	the Closing Sale Price of Common Shares on the Trading Day preceding the ex-dividend date for such distribution

C	=	the amount in cash per Common Share that the Company distributes to holders of Common Shares in respect of such quarterly fiscal period that exceeds the Reference Dividend.
     An adjustment to the Conversion Rate made pursuant to this clause (d) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (d) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     The Reference Dividend shall be subject to adjustment on account of any of the events set forth in clauses (a), (b) and (c) above and clause (e) below. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal the Conversion Rate in effect immediately prior to the adjustment on account of such event and the denominator of which will equal the Conversion Rate as adjusted.
     (e) If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the Closing Sale Price of a Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new Conversion Rate taking such event into account

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Company) paid or payable for Common Shares purchased in such tender or exchange offer

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires

OS1	=	the number of Common Shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1	=	the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires.
     If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.
     Any adjustment to the Conversion Rate made pursuant to this clause (e) shall become effective on the date immediately following the determination of the average of the Closing Sale Prices of Common Shares for purposes of SP1 above. If the Company or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.
     (f) [RESERVED]
     (g) If the Company has in effect a rights plan while any Notes remain Outstanding, Holders of Notes will receive, upon a conversion of Notes in respect of which the Company is required to deliver Common Shares, in addition to such Common Shares, rights under the Company’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Shares. If the rights provided for in the rights plan adopted by the Company have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Notes would not be entitled to receive any rights in respect of Common Shares, if any, that the Company is required to deliver upon conversion of Notes, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Shares capital shares, evidences of indebtedness or other assets or property pursuant to clause (c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
     In addition to the adjustments pursuant to clauses (a) through (g) above, the Company may increase the Conversion Rate in order to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of capital shares (or rights to acquire Common Shares) or from any event treated as such for income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if the Company has determined that such increase would be in the best interests of the Company. If the Company makes such determination, it will be conclusive and the Company will mail to Holders of the Notes a notice of the increased Conversion Rate and the period during which it will be in effect at least fifteen (15) days prior to the date the increased Conversion Rate takes effect in accordance with applicable law.
     If, in connection with any adjustment to the Conversion Rate as set forth in this Section 2.14 a Holder shall be deemed for U.S. federal tax purposes to have received a distribution, the Company may set off any withholding tax it reasonably believes it is required to collect with respect to any such deemed distribution against cash payments of interest in accordance with the provisions of Section 2.05 hereof or from cash and Common Shares, if any, otherwise deliverable to a Holder upon a conversion of Notes in accordance with the provisions of Section 2.12 hereof or a redemption or repurchase of a Note in accordance with the provisions of Section 2.07, 2.08 or 2.09 hereof.
     The Company will not make any adjustment to the Conversion Rate if Holders of the Notes are permitted to participate, on an as-converted basis, in the transactions described above.
     Notwithstanding anything to the contrary contained herein, in addition to the other events set forth herein on account of which no adjustment to the Conversion Rate shall be made, the applicable Conversion Rate shall not be adjusted for:
     (i) the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan;
     (ii) the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Company;
     (iii) the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued;
     (iv) a change in the par value of the Common Shares;
     (v) accumulated and unpaid dividends or distributions; and
     (vi) as a result of a tender offer solely to holders of fewer than 100 Common Shares.
     Adjustments to the applicable Conversion Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all adjustments not previously made will be given effect with respect to any conversion of Notes.

     Whenever the Conversion Rate is adjusted as herein provided, the Company shall, as promptly as reasonably practicable, file with the Trustee and any Conversion Agent other than the Trustee, an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holders of the Notes within 20 Business Days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
     For purposes of this Section 2.14, the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.
     Notwithstanding anything in this Section 2.14 to the contrary, in no event shall the Conversion Rate be adjusted so that the Conversion Price would be less than $0.01.
Section 2.15. Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.
     (a) If any of the following events occur:
     (i) any recapitalization or reclassification of, or change in, the Common Shares (other than changes resulting from a subdivision or combination or a change in par value);
     (ii) any consolidation, merger or combination involving the Company; or
     (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its subsidiaries substantially as an entirety; or
     (iv) any statutory share exchange;
in each case as a result of which all of the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that at and after the effective time of such Merger Event, the right to convert a Note will be changed into a right to convert such Note as set forth in this Indenture into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the type and amount of Reference Property that a holder of one Common Share is entitled to receive) upon such Merger Event; provided, however, that at and after the effective time of the Merger Event the conversion obligation shall be calculated and settled in accordance with Section 2.12 such that (i) the amount otherwise payable in cash upon conversion of the Notes as set forth under Section 2.12 will continue to be payable in cash, (ii) the number of Common Shares (if the Company does not elect to pay cash in lieu of all such shares) deliverable upon conversion of the Notes under Section 2.12 will be instead deliverable in the amount and type of Reference Property that a holder of that number of Common Shares would have been entitled to receive in such Merger Event and (iii) the Daily VWAP and the Closing Sale Price will be calculated based on the value of a unit of Reference Property.
     If, as a result of the Merger Event, each Common Share is converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (x) the Reference Property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election, and (y) the unit of Reference Property for purposes of the foregoing sentence shall refer to the consideration referred to in clause (x) attributable to one Common Share.
     The Company shall not become a party to any such Merger Event unless its terms are consistent with this Section 2.15. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein in the judgment of the Board of Directors or the board of directors of the successor Person. If, in the case of any such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, other transfer or statutory share exchange, the Reference Property receivable thereupon by a holder of Common Shares includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing Person, as the case may be, in such reorganization, reclassification, change, consolidation, merger, combination, sale, lease, other transfer or statutory share exchange, then such supplemental indenture shall also be executed by such other Person.
     (b) The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section 2.15 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances. If this Section 2.15 applies to any Merger Event, Section 2.14 shall not apply.
     Section 2.16. Ownership Limit; Withholding. Notwithstanding any other provision of the Notes or the instructions contained herein, no Holder of Notes shall be entitled to convert such Notes for Common Shares to the extent that receipt of such shares would cause such Holder (together with such Holder’s affiliates) to exceed the ownership limit contained in the Articles of Incorporation of the Company as in effect from time to time.
     At the Maturity of the principal of the Notes, whether at Stated Maturity or upon earlier redemption or repurchase of Notes or otherwise, and upon any date upon which interest is payable on the Notes, and as otherwise required by law, the Company may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.
     Section 2.17. Merger, Consolidation or Sale.

     Section 801 of the Indenture, for purposes of the Notes, is hereby modified and amended to include the following additional proviso:
     “(iii) if as a result of such transaction the Notes become exchangeable into common stock or other securities issued by a third party, such third party shall assume or fully and unconditionally guarantee all obligations under the Notes and the Indenture.”
     Section 2.18. Satisfaction and Discharge.
     (a) The satisfaction and discharge provisions set forth in this Section 2.18 shall, with respect to the Notes, supersede the entirety of ARTICLE FOUR of the Original Indenture, and all references in the Original Indenture to ARTICLE FOUR thereof and satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Section 2.18 and the satisfaction and discharge provisions set forth in this Section 2.18, respectively.
     When (i) the Company shall deliver to the Trustee for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (ii) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether at Stated Maturity for the payment of the principal amount thereof, on any Redemption Date, Purchase Date or Change in Control Purchase Date or following the last day of the applicable Observation Period upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, cash funds and Common Shares, as applicable, sufficient to pay all amounts due (and Common Shares deliverable following conversion, if applicable) on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then the Indenture shall cease to be of further effect with respect to the Notes (except as to (A) rights hereunder of Holders of the Notes to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders of the Notes, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (B) the obligations of the Company to the Trustee and any predecessor Trustee under Section 606 of the Indenture and the obligations of the Company to any Authenticating Agent under Section 611 of the Indenture), and the Trustee, upon receipt of a Company Order accompanied by an Officers’ Certificate and an Opinion of Counsel (each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture as to the Notes have been complied with) and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Notes.
     (b) Subject to Section 2.18(d), all monies deposited with the Trustee pursuant to Section 2.18(a) shall be held in trust for the sole benefit of the Holders of the Notes, and such monies shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment or redemption of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any.
     (c) Upon the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent of the Notes (other than the Trustee) shall, upon receipt of a Company Order, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.
     (d) Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Notes shall thereafter look only to the Company for any payment that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another Person.
     (e) If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 2.18(b) by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Notes and the Indenture with respect to the Notes shall be revived and reinstated as though no deposit had occurred pursuant to 2.18(a) until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 2.18(b); provided, however, that if the Company makes any payment of interest on or principal of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
     (f) The provisions of ARTICLE FOURTEEN of the Indenture shall not be applicable to the Notes.
     Section 2.19. Events of Default; Waiver of Past Defaults.
     (a) Section 501 of the Indenture is modified and amended for purposes of the Notes to add the following Events of Default as clauses (9) and (10):
     “(9) default in the delivery when due of the amounts owing upon conversion, on the terms set forth herein and in the Notes, upon exercise of a Holder’s conversion right in accordance with the terms hereof and of the Notes and the continuation of such default for 10 days;”
- and -
     “(10) failure of the Company to provide a Company Notice within 20 days after the occurrence of a Change in Control as provided in Section 2.09 of the Twelfth Supplemental Indenture.”

     (b) Clause five of Section 501 of the Indenture is modified and amended for purposes of the Notes to read as follows :
     “if any event of default under any bond, debenture, note or other evidence of indebtedness of the Company (including an Event of Default with respect to any other series of Securities), or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been waived, rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Notes Outstanding a written notice specifying such event of default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder. Subject to the provisions of Section 601, the Trustee shall not be deemed to have knowledge of such event of default unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such event of default or (B) the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such indebtedness or from the trustee under any such mortgage, indenture or other instrument; or”
     (c) Section 502 of the Indenture is modified and amended with respect to the Notes to add the following as the final two paragraphs thereto:
     “Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations under Section 2.25 of the Twelfth Supplemental Indenture or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive special interest (“Special Interest”) on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. This Special Interest shall be payable semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which such Special Interest shall have begun to accrue on the Notes. Special Interest shall accrue on all Outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations in Section 2.25 of the Twelfth Supplemental Indenture or the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 365th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 365th day (or earlier, if such Event of Default is cured or waived prior to such 365th day), such Special Interest shall cease to accrue and, if the Event of Default relating to reporting obligations has not been cured or waived prior to such 365th day, the Notes shall be subject to acceleration as provided in the first paragraph of this Section 502. The provisions of the Indenture described in this paragraph shall not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay Special Interest upon an Event of Default in accordance with this paragraph, the Notes shall be subject to acceleration as provided in the first paragraph of this Section 502.
     If the Company elects to pay Special Interest in connection with an Event of Default relating to the failure to comply with the reporting obligations under Section 2.25 of the Twelfth Supplemental Indenture or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the preceding paragraph, the Company shall notify all Holders of Notes and the Trustee and Paying Agent of such election on or before the close of business on the date on which such Event of Default first occurs.”
     (d) Section 508 of the Indenture is modified and amended for purposes of the Notes to read as follows:
     “Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right which is absolute and unconditional to receive payment of the principal of, and (subject to Sections 305 and 307) interest on, and amounts owing upon conversion in respect of, such Note on the respective due dates expressed in such Note (or, in the case of redemption on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.”
     (e) Section 513 of the Indenture is modified and amended for purposes of the Notes to add the following as clause (3):
     (3) “in respect of the failure to convert any Notes in accordance with their terms.”
     Section 2.20. Modification. Section 902 of the Indenture is modified for purposes of the Notes to add the following as clauses (4) and (5):
     “(4) impair the right to institute suit for the enforcement of the payment and delivery of amounts owing upon conversion of the Notes; or
     (5) make any change that impairs or adversely affects the rights of a Holder to convert Notes in accordance with the terms hereof and the Notes; or”
     Section 2.21. Certain Covenants Not Applicable to the Notes. The Notes shall not be entitled to the benefits of the covenants set forth in Sections 1004 through 1011, inclusive, and Section 1015 of the Indenture.
     Section 2.22. Calculations in Respect of the Notes. Except as otherwise specifically stated herein or in the Notes, all calculations to be made in respect of the Notes shall be the obligation of the Company. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Notes shall be made in good faith and be final and binding on the Company and the Holders absent manifest error. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Notes upon written request within 20 Business Days after the effective date of any adjustment.
     Section 2.23. Authorized Denominations. The Notes shall be issued in denominations of $1,000 and integral multiples thereof and payments of principal and interest on the Notes shall be made in U.S. dollars.
     Section 2.24. Conversion Agent, Paying Agent and Securities Registrar. U.S. Bank National Association, is hereby appointed as Conversion Agent, Paying Agent and the Security Registrar for the Notes. The Security Register for the Notes will be maintained by the Security Registrar at the Trustee’s Corporate Trust Office. The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each of the Conversion Agent, the Paying Agent and the Security Registrar.
     Section 2.25. Provision of Financial Information. The Company, for so long as any Notes are Outstanding, within 15 days after it is required to file the same with the Commission, will file with the Trustee all annual, quarterly and other reports that it may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). If the Company is not required to file the foregoing forms or reports with the Commission, then it will file with the Trustee and the Commission such reports as may be prescribed by the Commission at such time. Notwithstanding the foregoing, the Trustee agrees that the Company shall be deemed to have furnished such information referred to in this Section 2.25 to the Trustee if the Company shall have filed such reports with the Commission via the EDGAR filing system (or any successor system) and such reports and other information are publicly available.
     Section 2.26. Special Interest Notice. In the event that the Company shall have elected to pay Special Interest in accordance with the provisions of Section 2.19(c), the Company will provide written notice (“Special Interest Notice”) to the Trustee of its election to pay Special Interest no later than fifteen (15) calendar days prior to the proposed payment date for Special Interest, and the Special Interest Notice shall set forth the amount of Special Interest to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Special Interest, or with respect to the nature, extent or calculation of the amount of Special Interest when made, or with respect to the method employed in such calculation of the Special Interest.

ARTICLE THREE
FORM OF NOTES
     Section 3.01. Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A hereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.
ARTICLE FOUR
MISCELLANEOUS
     Section 4.01. Relation to Original Indenture. This Twelfth Supplemental Indenture supplements and amends the Original Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented and amended hereby, all of the terms, provisions and conditions of the Original Indenture and the Securities issued thereunder shall continue in full force and effect.
     Section 4.02. Concerning the Trustee. The Trustee shall not be responsible for any recital herein, as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Twelfth Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this instrument.
     Section 4.03. Effect of Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.
     Section 4.04. Counterparts. This instrument may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
     Section 4.05. Governing Law. This instrument shall be governed by and construed in accordance with the laws of the State of Ohio.
      Section 4.06. No Shareholder Rights. A Holder of a Note, as such, shall not have any rights as a shareholder of the Company, including without limitation, voting rights and rights to receive any dividends or other distributions on the Common Shares until such time as such Holder is deemed, in connection with a conversion of the Notes, to be a record holder of Common Shares on the final Trading Day of the related Observation Period in respect of Common Shares, if any, deliverable upon conversion.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed as of the day and year first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

	By:	/s/ David J. Oakes
Name: David J. Oakes
Title: Senior Executive Vice President and Chief Financial Officer

Attest:

/s/ Joan U. Allgood

Name:	Joan U. Allgood
Title:	Executive Vice President of Corporate Transactions and Governance and Secretary

U.S. BANK NATIONAL ASSOCIATION as Trustee

	By:	/s/ K. Wendy Kumar
Name: K. Wendy Kumar
Title: Vice President

Attest:

/s/ Beverly A. Freeney

Name: Beverly A. Freeney
Title: Vice President

Exhibit A
[FORM OF NOTE]
DEVELOPERS DIVERSIFIED REALTY CORPORATION
1.75% Convertible Senior Note due 2040
[Include only for Global Notes]
     UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

NO. 001	PRINCIPAL AMOUNT

CUSIP NO. 251591AX1	$
DEVELOPERS DIVERSIFIED REALTY CORPORATION
1.75% Convertible Senior Note due 2040
     DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation (the “Company”, which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of           Million Dollars ($           ) on November 15, 2040 unless redeemed, repurchased or converted prior to such date in accordance with the terms hereof and of the Indenture.
     This Note shall bear interest as specified on the reverse hereof. This Note is convertible for the consideration specified on the reverse hereof. This Note is subject to redemption by the Company at its option and to repurchase by the Company at the option of the Holder as specified on the reverse hereof.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     This Note shall not be entitled to the benefits of the Indenture or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by an authorized signatory.
Dated: November 5, 2010

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:
Name:
Title:

Attest:

Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION as Trustee
By:
Authorized Signatory

[REVERSE OF NOTE]
DEVELOPERS DIVERSIFIED REALTY CORPORATION
1.75% Convertible Senior Note due 2040
     This Note is one of a duly authorized issue of notes, debentures, bonds, or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of May 1, 1994 (as amended and supplemented by a First Supplemental Indenture, dated as of May 10, 1995, by a Second Supplemental Indenture, dated as of July 18, 2003, by a Third Supplemental Indenture, dated as of January 23, 2004, by a Fourth Supplemental Indenture, dated as of April 22, 2004, by a Fifth Supplemental Indenture, dated as of April 28, 2005, by a Sixth Supplemental Indenture, dated as of October 7, 2005, by a Seventh Supplemental Indenture, dated as of August 28, 2006, by an Eighth Supplemental Indenture, dated as of March 13, 2007, by a Ninth Supplemental Indenture, dated as of September 30, 2009, by a Tenth Supplemental Indenture, dated as of March 19, 2010, by an Eleventh Supplemental Indenture, dated as of August 12, 2010, and by a Twelfth Supplement Indenture, dated as of November 5, 2010, and as further amended and supplemented from time to time, the “Indenture”), duly executed and delivered by Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), to U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), and reference is hereby made to the Indenture, and all modifications and amendments and indentures supplemental thereto relating to the Notes, for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company, and the Holders of the Notes and the terms upon which the Notes are authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may accrue interest (if any) at different rates or formulas and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities designated as the “1.75% Convertible Senior Notes due 2040” of the Company, initially limited (except as permitted under the Indenture) in aggregate principal amount to $350,000,000. Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.
1. INTEREST
     The Notes shall bear interest at the rate of 1.75% per annum from November 5, 2010 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing on May 15, 2011, until the principal hereof is paid or duly made available for payment. Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or commencing on and including November 5, 2010, if no interest has been paid or duly provided for) and ending on and including the day preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a

360-day year consisting of twelve 30-day months. Special Interest shall be payable in respect of the Notes in the manner and to the extent specified in the Indenture.
2. METHOD OF PAYMENT
     Except as provided in the Indenture, the Company shall pay interest on the Notes to the Persons who are Holders of record of Notes at the close of business (whether or not a Business Day) on the May 1 and November 1 preceding the applicable Interest Payment Date (each, a “Regular Record Date”). Holders must surrender Notes to a Paying Agent and comply with the other terms of the Indenture to collect the principal amount, Redemption Price, Purchase Price or Change in Control Purchase Price of the Notes, plus, if applicable, accrued and unpaid interest payable as herein provided at maturity, upon redemption by the Company or repurchase at the Holder’s option. The Company shall pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Notes on the dates and in the manner provided in this Note and the Indenture.
3. PAYING AGENT, CONVERSION AGENT AND SECURITY REGISTRAR
     Initially, the Trustee shall act as Paying Agent, Conversion Agent and Security Registrar. The Company hereby initially designates the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York as the office to be maintained by it where this Note may be presented for payment, registration of transfer or exchange, where notices or demands to or upon the Company in respect of this Note or the Indenture may be served and where the Notes may be surrendered for conversion in accordance with the provisions of paragraph 6 hereof and the Indenture. The Company may appoint and change any Paying Agent, Conversion Agent, Security Registrar or co-registrar or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee.
4. REDEMPTION BY THE COMPANY
     On and after November 20, 2015, the Company may redeem the Notes then Outstanding, in whole or in part, at the Redemption Price. Prior to November 20, 2015, if the Company determines it is necessary to redeem the Notes for cash in order to preserve the status of the Company as a real estate investment trust, the Company may redeem the Notes then Outstanding, in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus unpaid interest accrued thereon to but excluding the Redemption Date (the “Redemption Price”). The Notes are not otherwise redeemable at the option of the Company prior to November 20, 2015.
     Notice of any such redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the Holder’s registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in integral multiples of $1,000 principal amount.
5. REPURCHASE AT OPTION OF HOLDER
     (a) If a Change in Control occurs prior to the Stated Maturity, a Holder shall have the right, at such Holder’s option and subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any of such Holder’s Notes having a principal amount equal to $1,000 or an integral multiple thereof on the date (the “Change in Control Purchase Date”) specified by the Company in the Company Notice (which date shall be no earlier than 15 days and no later than 35 days after the date of such Company Notice) for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to but excluding the Change in Control Purchase Date (the “Change in Control Purchase Price”).
     (b) On November 15, 2015, November 15, 2020, November 15, 2025, November 15, 2030 and November 15, 2035 (each, a “Purchase Date”), a Holder shall have the right, at such Holder’s option and subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any of such Holder’s Notes having a principal amount equal to $1,000 or an integral multiple thereof for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to but excluding the Purchase Date (the “Purchase Price”).
     (c) Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice by delivery to the Paying Agent of a written notice of withdrawal in accordance with the provisions of the Indenture.
     (d) If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Purchase Price or Change in Control Purchase Price of such Notes on the Purchase Date or Change in Control Purchase Date, as the case may be, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price or Change in Control Purchase Price upon delivery or transfer of the Notes).
6. CONVERSION
     The Notes shall be convertible into the consideration specified in the Indenture at such times, upon compliance with such conditions and upon the terms set forth in the Indenture.
     The initial Conversion Rate shall be 61.0361 Common Shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances as specified in the Indenture. Notes tendered for conversion by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Notes on such Interest Payment Date; provided, however, that no such payment shall be required (1) if such Notes have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date, or (2) with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.
     The Conversion Rate applicable to each Note a notice of conversion in respect of which is received by the Conversion Agent from and including the Effective Date of a Change in Control resulting from a transaction described in clauses (1) or (2) of the definition of Change in Control up to and including the 30th Business Day following the Effective Date of such Change in Control shall be increased by the number of Additional Shares specified in the Indenture.

     To convert this Note, the Holder must (a) complete and manually sign the irrevocable conversion notice set forth below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent at the office maintained by the Conversion Agent for such purpose, (b) if this Note is in certificated form, surrender such Note to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which this Note shall have been surrendered for conversion.
     If the Holder has delivered a Purchase Notice or Change in Control Purchase Notice requiring the Company to repurchase all or a portion of this Note pursuant to paragraph 5 hereof, then this Note (or portion hereof subject to such Purchase Notice or Change in Control Purchase Notice) may be converted only if the Purchase Notice or Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture.
7. RANKING
     The Notes are senior unsecured obligations of the Company and shall rank pari passu in right of payment with all other senior unsecured indebtedness of the Company from time to time outstanding.
8. DEFAULTED INTEREST
     Except as otherwise specified herein or in the Indenture, any Defaulted Interest on this Note shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 307 of the Indenture.

9. DENOMINATIONS; TRANSFER; CONVERSION
     This Note is issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company in The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any charge except for any tax or other governmental charge imposed in connection therewith. Upon due presentment for registration of transfer of this Note at the office or agency of the Company in The City of New York, one or more new Notes of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, and bearing such restrictive legends as may be required by the Indenture, but without payment of any charge except for any tax or other governmental charge imposed in connection therewith. In the event of any redemption in part, the Company shall not be required to: (i) issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) register the transfer or exchange of any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note redeemed in part.
10. PERSONS DEEMED OWNERS
     The Holder of this Note may be treated as the owner of this Note for all purposes, and neither the Company or the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary, except as required by law.
11. MODIFICATION AND AMENDMENT; WAIVER
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in the aggregate principal amount of all Outstanding Securities affected thereby (voting together as a single class). The Indenture also provides that certain amendments or modifications may not be made without the consent of each Holder to be affected thereby. Furthermore, provisions in the Indenture permit the Holders of a majority in the aggregate principal amount of the Outstanding Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange hereof, or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
12. DEFAULTS AND REMEDIES
     If an Event of Default occurs and is continuing, the Trustee, or the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding, may declare the principal amount and any accrued and unpaid interest, of all the Notes to be due and payable or in the manner and with the effect provided in the Indenture.

     Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations under Section 2.25 of the Twelfth Supplemental Indenture or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive special interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes, in the manner and with the effect provided in the Indenture.
     Events of Default in respect of the Notes are set forth in Section 501 of the Indenture. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.
13. CONSOLIDATION, MERGER, AND SALE OF ASSETS
     In the event of a consolidation or merger of the Company or a sale, lease or conveyance of all or substantially all of the assets of the Company, as described in ARTICLE EIGHT of the Indenture, the successor entity to the Company shall succeed to and be substituted for the Company and may exercise the rights and powers of the Company under the Indenture, and thereafter, except in the case of a lease, the Company shall be relieved of all obligations and covenants under the Indenture and the Notes.
14. CERTAIN COVENANTS NOT TO APPLY
     The Notes shall not be entitled to the benefits of the covenants set forth in Sections 1004 through 1011, inclusive, and Section 1015 of the Indenture.
15. TRUSTEE AND AGENT DEALINGS WITH THE COMPANY
     The Trustee, Paying Agent, Conversion Agent and Securities Registrar under the Indenture, each in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Conversion Agent or Registrar.
16. CALCULATIONS IN RESPECT OF THE NOTES
     Except as otherwise specifically stated herein or in the Indenture, all calculations to be made in respect of the Notes shall be the obligation of the Company. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Indenture shall be final and binding on the Company and the Holders absent manifest error. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Notes upon written request.
17. GOVERNING LAW
     The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of Ohio.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                                                                                                                                .
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or Typewrite Name and Address
Including Postal Zip Code of Assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature Guaranteed

NOTICE: Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.
NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

CONVERSION NOTICE
     To convert this Note as provided in the Indenture, check the box: ☐
     To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $____________.
     If, in the event the Company delivers Common Shares and you want the stock certificate made out in another Person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)

[1].Signature	guaranteed by:

By:

[1]	Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.